EXHIBIT 16.1




August 23, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

     We have read Item 4 of Form 8-K dated August 23, 2002, of Auteo Media Corporation and are in agreement with the statements contained in Sections
(a)(i), (a)(ii), (a)(iv), and the first sentence of paragraph (a)(v) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



/s/ Grant Thornton LLP